Term sheet No. 312UU

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006,

product supplement UU dated October 31, 2007 and

addendum to product supplement UU dated December 13, 2007

Registration Statement No. 333-137902 Dated February 8, 2008; Rule 433

Deutsche Bank AG, London Branch

$

Buffered Underlying Securities (BUyS) Linked to the S&P 100® Index due August 21*, 2009

General

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Buffered Underlying Securities (BUyS) Linked to the S&P 100® Index due August 21*, 2009 (the “securities” or “BUyS”) are designed for investors who seek an enhanced return of 2 times the appreciation, if any, of the S&P 100® Index (the “Index”) at maturity, up to an Index Return Cap (as defined below) of between 9.50% and 10.50% (to be determined on the Trade Date). Investors should be willing to forgo coupon and dividend payments during the term of the securities and to lose up to 90.00% of their initial investment if the Index declines.

•	Senior unsecured obligations of Deutsche Bank AG due on or about August 21*, 2009.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The securities are expected to price on or about February 15*, 2008 and are expected to settle on or about February 21*, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to securities, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index:	The S&P 100® Index.
Issue Price:	100.00% of the face amount.
Buffer Level:	10.00%
Participation Rate:	200.00%
Index Return Cap:	9.50% – 10.50% (to be determined on the Trade Date)
Payment at Maturity:

• If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment per $1,000 face amount of BUyS that provides you with a return on your investment equal to the Index Return, which is subject to an Index Return Cap of between 9.50% and 10.50% (to be determined on the Trade Date), multiplied by the Participation Rate. Accordingly, if the Index Return is positive, your payment at maturity per $1,000 face amount of BUyS will be calculated as follows:

$1,000 + ($1,000 x Index Return x Participation Rate)
• If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount of BUyS.

•      If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level, you will lose 1.00% of the face amount of your securities for every 1.00% that the Index declines beyond the Buffer Level. Accordingly, in this case, if the Index Return is less than -10.00%, your payment at maturity per $1,000 face amount of BUyS will be calculated as follows:

$1,000 + [$1,000 × (Index Return + Buffer Level)]
If the Final Level declines from the Initial Level by more than the Buffer Level of 10.00%, you could lose up to $900.00 per $1,000 face amount of BUyS.
Index Return:	Subject to the Index Return Cap, the Index Return will be calculated as follows:
Final Level – Initial Level Initial Level
Initial Level:	The Index closing level on the Trade Date.
Final Level:	The Index closing level on the Final Valuation Date.
Trade Date:	February 15*, 2008
Final Valuation Date:	August 18*, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.
Maturity Date:	August 21*, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.
CUSIP:	2515A0 JX 2
ISIN:	US2515A0JX28

* Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

†

A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Any rating assigned to the securities does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, addendum to the product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement UU dated October 31, 2007 and the addendum to product supplement UU dated December 13, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement UU dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement UU dated October 31, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507231376/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Index from -100.00% to +100.00% and assumes a Participation Rate of 200.00%, a Buffer Level of 10.00%, an Index Return Cap of 10.00% and an Initial Level of 600 (the actual Index Return Cap and Initial Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Index Return (%)	Payment at Maturity ($)	Return on Security (%)
1,200	100.00%	1,200.00	20.00%
1,050	75.00%	1,200.00	20.00%
900	50.00%	1,200.00	20.00%
750	25.00%	1,200.00	20.00%
720	20.00%	1,200.00	20.00%
690	15.00%	1,200.00	20.00%
660	10.00%	1,200.00	20.00%
612	2.00%	1,040.00	4.00%
606	1.00%	1,020.00	2.00%
600	0.00%	1,000.00	0.00%
594	-1.00%	1,090.00	0.00%
588	-2.00%	1,080.00	0.00%
540	-10.00%	1,000.00	0.00%
510	-15.00%	950.00	-5.00%
480	-20.00%	900.00	-10.00%
450	-25.00%	850.00	-15.00%
300	-50.00%	600.00	-40.00%
150	-75.00%	350.00	-65.00%
0	-100.00%	100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Index increases from the Initial Level of 600 to the Final Level of 612. Because the Index Return of 2.00% is less than the Index Return Cap of 10.00%, the investor receives a payment at maturity of $1,040 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +

($1,000  x  2.00%  x  200.00%)  =  $1,040

Example 2: The level of the Index increases from the Initial Level of 600 to a Final Level of 690. Because the Index Return of 15.00% is greater than the Index Return Cap of 10.00%, the investor receives a payment at maturity of $1,200 per $1,000 security face amount, the maximum payment on the securities.

Example 3: The Index declines from the Initial Level of 600 to the Final Level of 588. Because the decline in the Index from the Initial Level of 600 to the Final Level of 588 does not exceed the Buffer Level of 10.00%, the investor receives a payment at maturity of $1,000 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount  =  $1,000

Example 4: The Index declines from the Initial Level of 600 to the Final Level of 480. Because the decline in the Index from the Initial Level of 600 to the Final Level of 480 exceeds the Buffer Level of 10.00%, the investor will receive a payment at maturity of $900 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +

[$1,000  x  (-20.00%  +  10.00%)]  =  $900

Example 5: The Index declines from the Initial Level of 600 to the Final Level of 0. Because the decline in the Index from the Initial Level of 618.18 to the Final Level of 0 exceeds the Buffer Level of 10.00%, the investor will receive a payment at maturity of $100 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount  =  $1,000  +  [$1,000  x

(-100.00%  +  10.00%)]  =  $100

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The securities provide the opportunity to enhance equity returns by multiplying a positive Index Return, which is subject to an Index Return Cap of between 9.50% and 10.50% (to be determined on the Trade Date), by a Participation Rate of 200.00%, or a maximum payment of between $1,190 and $1,210 for each $1,000 face amount of BUyS. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your securities is protected against a decline in the Final Level, as compared to the Initial Level, of up to 10.00%. If such decline is more than the Buffer Level of 10.00%, for every 1.00% decline beyond 10.00%, you will lose an amount equal to 1.00% of the face amount of your securities. For example, an Index Return of -30.00% will result in a 20.00% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE S&P 100® INDEX – The return on the securities, which may be positive or negative, is linked to the S&P 100® Index. The S&P 100® Index is a subset of the S&P 500® Index and is comprised of 100 leading U.S. stocks with exchange-listed options. The calculation of the level of the Index is currently based on the relative aggregate market value of the common stocks of 100 companies (the “component stocks”) as of a particular time as compared to the aggregate average market value of the common stocks of 100 similar companies during the base period. Standard & Poor’s (“S&P”), a division of the McGraw-Hill Companies, Inc., calculates the market value of the component stocks on a float-adjusted basis. The float-adjusted calculation excludes certain stocks that do not publicly trade, such as significant blocks of stock held by affiliates of the issuer or by governments. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve sector balancing. For additional information about the Index, see the information set forth under “The S&P 100® Index” in this term sheet.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum. Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, except pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other forms of guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

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An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or in any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment in excess of $100 per $1,000 security face amount. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the 10.00% Buffer Level. Accordingly, you could lose up to $900 for each $1,000 security face amount that you invest.

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THE RETURN ON YOUR SECURITIES IS LIMITED BY THE INDEX RETURN CAP – As a holder of the securities, you will not benefit from any appreciation of the Index beyond the Index Return Cap of between 9.50% and 10.50% (to be determined on the Trade Date). Consequently, if the Index Return exceeds the Index Return Cap, your payment at maturity will be limited to a maximum payment of between $1,190 and $1,210 for each $1,000 face amount of BUyS you hold, regardless of the appreciation of the Index, which may be significant.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this term sheet is based on the full face amount of your securities, the original issue price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Index on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the securities;

•	the market price and dividend rate on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A SECURITY ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. In addition, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum, and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The S&P 100® Index

We have derived all information contained in this term sheet regarding the S&P 100® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 100® Index was originally developed by the Chicago Board Options Exchange, and was later transferred to S&P for management. The S&P 100® Index is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 100® Index is a subset of the S&P 500® Index and is comprised of 100 leading U.S. stocks with exchange-listed options. Constituents of the S&P 100® Index are selected for sector balance and represent about 58% of the market capitalization of the S&P 500® Index and almost 45% of the market capitalization of the U.S. equity markets. The calculation of the level of the S&P 100® Index (discussed below in further detail) is based on the relative value of the Aggregate Market Value (as defined below) of the common stocks of 100 companies (the “S&P 100® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 100 similar companies during the base period. The “Market Value” of any S&P 100® Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 100® Component Stock.

S&P’s U.S. Index Committee maintains the S&P 100® Index. Because the S&P 100® Index is derived from the S&P 500® Index, the S&P 100® Index stocks are also subject to the published S&P 500® criteria for additions and deletions. In addition, only companies included in the S&P 500® Index are eligible for inclusion in the S&P 100® Index. All stocks added to the S&P 100® Index must maintain exchange-listed options. Sector balance is considered in the selection of companies for the S&P 100® Index. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 100® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company. S&P may remove a company that substantially violates one or more of the criteria for Index inclusion from the S&P 100® Index.

On March 21, 2005, S&P began to calculate the Index based on a half float-adjusted formula, and on September 16, 2005 the Index became fully float adjusted. S&P’s criteria for selecting stocks for the Index have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its Market Value).

The share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

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holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable” shares, shares in a trust that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders to a listed class without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as the weights. The result is reviewed to assure that when the weighted average IWF is applied to the class included in the S&P 100® Index, the shares to be purchased are not significantly larger than the available float for the included class.

As of the date of this term sheet, the S&P 100® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 100® Index reflects the total Market Value of all 100 S&P 100® Component Stocks relative to the S&P 100® Index’s base period.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P 100® Index is computed by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock (the “Aggregate Market Value”) by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 100® Index, it is the only link to the original base period level of the S&P 100® Index. The Index Divisor keeps the S&P 100® Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spinoffs. Changes to the S&P 100® Index are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced two to five days before they are scheduled to be implemented.

To prevent the level of the S&P 100® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 100® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 100® Index remains constant. This helps maintain the level of the S&P 100® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 100® Index does not reflect the corporate actions of individual companies in the S&P 100® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the S&P 100® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

The table below summarizes the types of the S&P 100® Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share Issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share Repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special Cash Dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights offering	Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid	Yes

Spinoffs	If the spun-off company is not added to the S&P 100® Index, then Index market value minus value of the spun-off unit	Yes

	If the spun-off company is added to the S&P 100® Index, then no company is removed from the Index	No

	If the spun-off company is added to the S&P 100® Index, then another company is removed to keep the number of names fixed, and the Index Divisor adjustment reflects the deletion	Yes

Stock splits and stock dividends do not affect the Index Divisor of the S&P 100® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 100® Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P 100® Component Stock and consequently of altering the Aggregate Market Value of the S&P 100® Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 100® Index

(the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 100® Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 100® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 100® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 100® Index, which is owned and published by S&P, in connection with certain securities, including the BUyS.

The securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the BUyS particularly, or the ability of the S&P 100® Index to track general stock market performance. S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the BUyS. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the BUyS into consideration in determining, composing or calculating the S&P 100® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the BUyS to be issued or in the determination or calculation of the amount due at maturity of the BUyS. S&P has no obligation or liability in connection with the administration, marketing or trading of the BUyS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 100” AND “100” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

Discontinuation of the S&P 100® Index; Alteration of Method of Calculation

If S&P discontinues publication of the S&P 100® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as an “S&P Successor Index”), then any S&P 100® Index closing level will be determined by reference to the level of such S&P Successor Index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the S&P Successor Index on the Final Valuation Date.

Upon any selection by the calculation agent of a S&P Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If S&P discontinues publication of the S&P 100® Index prior to, and such discontinuance is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no S&P Successor Index is available at such time, or the calculation agent has previously selected an S&P Successor Index and publication of such S&P Successor Index is discontinued prior to and such discontinuation is continuing on such Final Valuation Date or other relevant date, then the calculation agent will determine the S&P 100® Index closing level for such date. The S&P 100® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 100® Index or S&P Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 100® Index or S&P Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 100® Index or S&P Successor Index, as applicable, on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the S&P 100® Index or an S&P Successor Index, or the level thereof, is changed in a material respect, or if the S&P 100® Index or an S&P Successor Index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 100® Index or such S&P Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the S&P 100® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 100® Index or such S&P Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to the S&P 100® Index or such S&P Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 100® Index or an S&P Successor Index is modified so that the level of the S&P 100® Index or such S&P Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 100® Index or such S&P Successor Index), then the calculation agent will adjust the S&P 100®

Index or such S&P Successor Index in order to arrive at a level of the S&P 100® Index or such S&P Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on the Final Valuation Date and, consequently, the Index Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20.00% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20.00% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the BUyS.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security, relative to

•	the overall level of the disrupted Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to rescinded NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to rescinded NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from January 2, 1998 through February 7, 2008. The Index closing level on February 7, 2008 was 618.18. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. The agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying product supplement.